Exhibit 3.1

CERTIFICATE OF AMENDMENT OF

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

RUMBLE INC.

Rumble Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify as follows:

1.	The present name of the Corporation is Rumble Inc. The Corporation was previously known as “CF Acquisition Corp. VI” and, prior thereto, as “CF Finance Acquisition Corp. V”. The original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on April 17, 2020 (the “Original Certificate”). The certificate of amendment of the Original Certificate was filed with the Secretary of State of the State of Delaware on October 1, 2020.

2.	An amended and restated certificate of incorporation, which amended and restated the Original Certificate in its entirety, was filed with the Secretary of State of the State of Delaware on February 18, 2021 (the “First Amended and Restated Certificate”).

3.	The Second Amended and Restated Certificate of Incorporation of the Corporation, which amended and restated the First Amended and Restated Certificate in its entirety, was filed with the Secretary of State of the State of Delaware on September 15, 2022 (as corrected by the Corrected Certificate of Second Amended and Restated Certificate of Incorporation of the Corporation, which was filed with the Secretary of State of the State of Delaware on March 30, 2023, the “Existing Certificate”).

4.	The terms and provisions of this Certificate of Amendment of Second Amended and Restated Certificate of Incorporation have been duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware by the Board of Directors of the Corporation and by the stockholders of the Corporation.

5.	The following amendments to the Existing Certificate shall be effective upon filing with the Secretary of State of the State of Delaware.

6.	Article IX, Section 9.1 of the Existing Certificate is hereby amended and restated in its entirety to read as follows:

Limited Liability of Directors and Officers. To the fullest extent permitted by law as the same exists or as may hereafter be amended, no director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable. For purposes of this Section 9.1, “officer” shall have the meaning provided in Section 102(b)(7) of the DGCL, as it presently exists or may hereafter be amended from time to time. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of such director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Neither the amendment nor the repeal of this Article IX shall eliminate, reduce or otherwise adversely affect any limitation on the personal liability of a director or officer of the Corporation existing prior to such amendment or repeal.

7.	Except as amended hereby, all other provisions of the Existing Certificate shall remain unchanged and in full force and effect.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment of Second Amended and Restated Certificate of Incorporation this 14th day of June, 2024.

RUMBLE INC.

By:	/s/ Michael Ellis
Name:	Michael Ellis
Title:	General Counsel and Corporate Secretary